Exhibit 99.1

The Empire District Electric Company Announces Upgrade in Ratings by Moody’s

JOPLIN, Mo.--(BUSINESS WIRE)--January 31, 2014--The Empire District Electric Company (NYSE:EDE) reported today that, on January 30, 2014, Moody’s announced that it had upgraded the Company's corporate credit rating to Baa1 from Baa2, First Mortgage Bonds to A2 from A3, senior unsecured debt to Baa1 from Baa2, Senior Secured Shelf to (P)A2 from (P)A3, and Subordinate Shelf to (P)Baa2 from (P)Baa3. The Company's commercial paper rating of P-2 was affirmed. Moody's outlook for Empire is stable.

Moody’s indicated in its press release that the primary driver of the upgrade is Moody’s more favorable view of the relative credit supportiveness of the US regulatory framework. They also indicated “The rating upgrade for Empire primarily reflects the company’s constructive regulatory relationships and recently improved cost recovery through general rate case proceedings.”

In making the announcement, Laurie Delano, Vice-President and CFO, stated, "We are very pleased with the action taken by Moody's in upgrading our credit ratings. We expect that the result of these higher ratings will be lower future debt costs for our customers."

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 217,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services. For more information regarding Empire, visit www.empiredistrict.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

CONTACT:
THE EMPIRE DISTRICT ELECTRIC COMPANY
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com